Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS
SAN DIEGO, CA – February 12, 2020 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the fourth quarter and the year ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Total revenue increased 15% to $152.2 million, compared with $132.6 million in the fourth quarter of 2018.

•	Cardiac Immunoassay revenue increased 5% to $65.8 million.

•	Molecular Diagnostic Solutions revenue was $7.1 million, 21% growth from the fourth quarter of 2018.

•	Influenza revenue increased 44% to $50.3 million, compared with $34.9 million in the fourth quarter of 2018.

•	Reported GAAP EPS of $0.71 per diluted share in the fourth quarter of 2019, compared with $0.78 per diluted share in the fourth quarter of 2018.

•	Reported non-GAAP EPS of $1.00 per diluted share in the fourth quarter of 2019, compared with $0.81 per diluted share in the fourth quarter of 2018.

•	Paid off remaining balance of $8.2 million on the Revolving Credit Facility.

Full Year 2019 Highlights

•	Total revenue increased 2% to $534.9 million, compared with $522.3 million in 2018, and on a constant currency basis grew 3%.

•	Cardiac Immunoassay revenue totaled $266.5 million, and on a constant currency basis grew 2%.

•	Molecular Diagnostic Solutions revenue grew 12% from 2018 to $21.7 million.

•	Influenza revenue increased 10% to $139.9 million, compared with $126.7 million in 2018.

•	Reported GAAP EPS of $1.73 per diluted share in 2019, compared with $1.86 per diluted share in 2018.

•	Reported non-GAAP EPS of $2.97 per diluted share in 2019, compared with $3.06 per diluted share in 2018.

•	Reduced debt by $98.6 million.

Fourth Quarter 2019 Results
Total revenue for the fourth quarter of 2019 was $152.2 million, versus $132.6 million for the fourth quarter of 2018. The 15% increase in sales from the fourth quarter of 2018 was primarily driven by growth in the Rapid Immunoassay business, and to a lesser extent, by growth in all other major product categories: Cardiac Immunoassay, Molecular Diagnostic, and Specialized Diagnostic Solutions.

Rapid Immunoassay product revenue, which includes QuickVue, Sofia and Eye Health products, increased 29% in the fourth quarter of 2019 to $64.9 million, primarily due to a $13.8 million increase in Influenza revenue from the fourth quarter of 2018. Cardiac Immunoassay revenue, which includes revenue from the Triage and Beckman BNP products, totaled $65.8 million in the fourth quarter of 2019, a growth of 5% from the fourth quarter of 2018. Molecular Diagnostic Solutions revenue increased 21% to $7.1 million, led by 29% revenue growth from Solana, our instrumented molecular diagnostic system. Specialized Diagnostic Solutions revenue, which includes revenue from Virology/DHI, Specialty and Other, increased 7% from the fourth quarter of 2018 to $14.3 million.

“We had a superb ending to a good year, with the total business growing 15% in the quarter, largely driven by an early influenza season in which Flu B was the dominant circulating strain. As a result, increased testing through our Sofia and Solana systems continued to drive revenue growth in the Rapid Immunoassay and Molecular categories, respectively, resulting in the highest revenue for flu in the fourth quarter since the 2009 pandemic over a decade ago,” said Douglas Bryant, president and CEO of Quidel Corporation. “We also saw growth from other categories. Cardiac Immunoassay grew 5% in the fourth quarter, showing good momentum heading into 2020. From a product development perspective, our R&D teams made good progress on our pipeline in the quarter, which we believe can have an impact in 2020 and beyond.”

Gross Profit in the fourth quarter of 2019 increased to $94.8 million, primarily driven by improved product mix and higher influenza sales in the quarter, partially offset by lower factory overhead absorption. Overall, gross margin for the quarter was slightly improved as compared to the same period last year, due to improved product mix, partially offset by lower factory overhead absorption. R&D expense increased by $2.3 million in the fourth quarter as compared to the same period last year, primarily driven by higher spending on new product platforms. Sales and Marketing expense increased by $1.6 million in the quarter, primarily due to increased spend on expanding our international sales organization, product promotion costs and higher freight costs. The increase was partially offset by lower transition service fees as we have completed the globalization of our commercial team. G&A expense increased by $2.0 million in the quarter, primarily due to higher facilities and Information Technology costs, offset by lower fees for professional services. Acquisition and Integration Costs in the quarter decreased by $0.7 million to $2.6 million, as more of the global operations became fully integrated into the business. Such decrease was partially offset by $1.6 million incurred during the fourth quarter of 2019 related to the review of new business development opportunities.

Income before income taxes in the quarter increased 43% versus the prior year due to an improved operating income margin at 23%, as well as reduced interest expense resulting from the continued reduction in the outstanding debt balance. In the fourth quarter of 2019, the Company recorded an income tax expense of $1.9 million, a significant increase as compared to the same quarter last year. In the fourth quarter of 2018, the Company released $11.6 million of valuation allowance against its net deferred tax asset balance as it became more likely than not that these deferred tax assets will be utilized before they expire. The Company did not record any tax benefit from valuation allowance reversals in 2019. Net income for the fourth quarter was $30.6 million, or $0.71 per diluted share, as compared to a net income of $32.5 million, or $0.78 per diluted share, for the fourth quarter of 2018. On a non-GAAP basis, net income for the fourth quarter of 2019 was $43.5 million, or $1.00 per diluted share, as compared to net income of $34.6 million, or $0.81 per diluted share, for the same period in 2018.

Results for the Twelve Months Ended December 31, 2019
Total revenue for the twelve-month period ended December 31, 2019 was $534.9 million, versus $522.3 million for the same period in 2018. The 2% increase in sales was driven primarily by increases in Rapid Immunoassay revenues due to growth in respiratory products, bolstered by a strong start to the respiratory season in the fourth quarter of 2019. Molecular product revenues were up 12% over prior year driven by continued growth on the Solana platform. Foreign exchange had a negative impact of $4.8 million for the twelve months ended December 31, 2019, the majority of which affected the Cardiac Immunoassay business.

Cardiac Immunoassay revenue, which includes revenue from the Triage and Beckman BNP products, totaled $266.5 million in the twelve-month period ended December 31, 2019. Rapid Immunoassay product revenue increased 5% in the twelve-month period ended December 31, 2019 to $191.7 million. QuickVue sales decreased 5% from the same period of 2018 to $57.1 million. Sofia revenue increased 10% to $129.8 million and Molecular Diagnostic Solutions revenue increased 12% to $21.7 million, led by 25% revenue growth from Solana. Specialized Diagnostic Solutions revenue increased 3% from the twelve-month period ended December 31, 2019 to $54.9 million.

“For the year, we had some great operational accomplishments, as well: we completed the integration of the Triage business on-schedule, unlocked over $20 million in synergies ahead of plan, and reduced our debt by $98.6 million, also earlier than expected,” added Mr. Bryant. “We made great strides in 2019 that better position the business for longer-term success as well as value creation for our shareholders.”

Gross Profit in the twelve-month period ended December 31, 2019 increased to $320.8 million, driven by increased Rapid Immunoassay sales in the current year, partially offset by unfavorable fluctuations in foreign currency. Gross margin was comparable to the prior year as the impact of a favorable product mix was offset by lower factory overhead absorption during the current year as well as unfavorable fluctuations in foreign currency. R&D expense increased by $0.9 million in the twelve-month period ended 2019 as compared to the same period last year, due primarily to higher spend on projects related to Sofia and Savanna platforms. Sales and Marketing expense increased by $2.1 million in the twelve-month period ended 2019, as compared to the same period in 2018, primarily due to higher employee-related costs, product promotion costs and higher freight costs partially offset by lower transition service fees as we have completed the globalization of our commercial team. G&A expense increased by $7.8 million, primarily due to increased facility and Information Technology costs required to support the new global infrastructure. The increase was partially offset by lower transition service fees. Acquisition and

Integration Costs decreased 18% from $14.2 million to $11.7 million as more of the global operations became fully integrated into the business. Such decrease was partially offset by $2.8 million incurred in the current year related to the review of new business development opportunities.

For fiscal year 2019, income before income taxes improved 22% to $77.2 million. During this period, the Company realized a $9.5 million reduction in interest and other expense, net, as a result of continuing to reduce its outstanding debt. Also, in 2019, the Company did not realize a significant loss on extinguishment of debt as compared to the prior year. In fiscal year 2018, the Company realized a $8.3 million loss on extinguishment of debt due to early payment on the Term Note, as well as the extinguishment of $108.8 million of the Convertible Senior Notes. For the year ended 2019, the Company recorded a provision for income taxes of $4.3 million. For fiscal year 2018, the Company realized a one-time tax provision benefit of $13.4 million due to the release of a valuation allowance against is net deferred tax asset balance. As a result, the company recorded in total an income tax provision benefit of $10.8 million for the full year 2018. Net income for the twelve-month period ended December 31, 2019 was $72.9 million, or $1.73 per diluted share, as compared to net income of $74.2 million, or $1.86 per diluted share, for the same period in 2018. On a non-GAAP basis, net income for the twelve months ended December 31, 2019 was $127.8 million, or $2.97 per diluted share, as compared to net income of $130.2 million, or $3.06 per diluted share, for the same period in 2018.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, impact of the valuation allowance for deferred tax assets and certain non-recurring items on income and net earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted gross profit, adjusted operating income, adjusted net income, adjusted net earnings per share, constant currency revenue and currency revenue growth information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. Constant currency revenue is calculated by translating current period revenues using prior period exchange rates, net of any hedging effect recognized in the current period. Constant currency revenue growth (expressed as a percentage) is calculated by determining the change in current period constant currency revenues over prior period revenues. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the fourth quarter and full year 2019 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

Investors may either join the live call by telephone, or join via webcast:

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To participate in the live call by telephone from the U.S., please dial 844-607-4365, or from outside the U.S. dial 825-312-2264, and request either the “Quidel Q4 and Full Year 2019 Earnings Call” when prompted by the conference call operator, or conference ID 809-8850.

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To join the live webcast, the call can be accessed through the following link: https://event.on24.com/wcc/r/2150921/8511E123383408E3FA093A057AAD01B5, or via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for 1 year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on February 12th, 2020 by dialing 800-585-8367 from the U.S., or by dialing 416-621-4642 for international callers, and entering pass code 809-8850.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system.

Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain®, Triage® and InflammaDry® leading brand names, as well as under the new Solana®, AmpliVue® and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel's Triage® system of tests comprises a comprehensive test menu that provides rapid, cost-effective treatment decisions at the point-of-care (POC), offering a diverse immunoassay menu in a variety of tests to provide diagnostic answers for quantitative BNP, CK-MB, d-dimer, myoglobin, troponin I and qualitative TOX Drug Screen. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced immunoassay to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation: adverse changes in competitive conditions in domestic and international markets, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, lower than anticipated market penetration of our products, our reliance on sales of our influenza diagnostic tests, fluctuations in our operating results resulting from the timing of the onset, length and severity of cold and flu seasons, seasonality, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development, acquisition and protection of proprietary technology rights; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our exposure to claims and litigation that could result in significant expenses and could ultimately result in an unfavorable outcome for us, including the ongoing litigation between us and Beckman Coulter, Inc.; intellectual property risks, including but not limited to, infringement litigation; our need for additional funds to finance our capital or operating needs; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; failures or delays in receipt of new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”) or other regulatory authorities or loss of any previously received regulatory approvals or clearances or other adverse actions by regulatory authorities; changes in government policies; costs of and adverse operational impact from failure to comply with government regulations in addition to FDA regulations; compliance with government regulations relating to the handling, storage and disposal of hazardous substances; third-party reimbursement policies and potential cost constraints; our failure to comply with laws and regulations relating to billing and payment for healthcare services; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance; costs and disruptions from failures in our information technology and storage systems; our exposure to data corruption, cyber-based attacks, security breaches and privacy violations; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, compliance with legal requirements, tariffs, exposure to currency exchange fluctuations and foreign currency exchange risk, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, social, political and economic instability, increased financial accounting and reporting burdens and complexities, taxes, and diversion of lower priced international products into U.S. markets; changes in tax rates and exposure to additional tax liabilities or assessments; risks relating to our acquisition and integration of the Triage MeterPro Cardiovascular and toxicology business and B-type Naturietic Peptide assay business (the “Triage and BNP Businesses”); Alere’s failure to perform under various transition agreements relating to our acquisition of the Triage and BNP Businesses; that we may incur substantial costs to build our information technology infrastructure to transition the Triage and BNP Businesses; that we may have to write off goodwill relating to our acquisition of the Triage and BNP Businesses; our ability to manage our growth strategy; the level of our indebtedness and deferred payment obligations; our ability to generate sufficient cash to meet our debt service and deferred and contingent payment obligations and our ability to repay, renew or extend, our outstanding debt and its impact on our operations and our ability to obtain financing; that our Revolving Credit Facility is secured by substantially all of our assets; the agreements for our indebtedness place operating and financial restrictions on us and our ability to operate our business; that an event of default could trigger acceleration of our outstanding indebtedness; that we may incur additional indebtedness; increases in interest rate relating to our variable rate debt; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and the indenture governing our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; our intention of not paying dividends; and our ability to identify and successfully acquire and integrate potential acquisition targets. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,”

“future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended December 31,
Consolidated Statements of Operations:	2019	2018
Total revenues	$152,178	$132,588
Cost of sales	57,338	50,456
Gross profit	94,840	82,132
Research and development	14,924	12,641
Sales and marketing	28,000	26,380
General and administrative	14,302	12,299
Acquisition and integration costs	2,551	3,274
Total operating expenses	59,777	54,594
Operating income	35,063	27,538
Other expense, net
Interest and other expense, net	(2,551)	(4,808)
Loss on extinguishment of debt	—	—
Total other expense, net	(2,551)	(4,808)
Income before income taxes	32,512	22,730
Provision (benefit) for income taxes	1,886	(9,749)
Net income	$30,626	$32,479

Basic earnings per share	$0.73	$0.82
Diluted earnings per share	$0.71	$0.78
Shares used in basic per share calculation	41,875	39,507
Shares used in diluted per share calculation	43,290	42,816

Gross profit as a % of total revenues	62%	62%
Research and development as a % of total revenues	10%	10%
Sales and marketing as a % of total revenues	18%	20%
General and administrative as a % of total revenues	9%	9%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$64,936	$50,420
Cardiac Immunoassay	65,831	62,943
Specialized Diagnostic Solutions	14,338	13,384
Molecular Diagnostic Solutions	7,073	5,841
Total revenues	$152,178	$132,588

Condensed balance sheet data:	12/31/2019	12/31/2018
Cash and cash equivalents	$52,775	$43,695
Accounts receivable, net	$94,496	$58,677
Inventories	$58,086	$67,379
Total assets	$910,867	$806,371
Short-term debt	$13,135	$54,550
Long-term debt	$4,375	$56,865
Stockholders’ equity	$559,820	$425,584

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
Consolidated Statements of Operations:	2019	2018
Total revenues	$534,890	$522,285
Cost of sales	214,085	206,572
Gross profit	320,805	315,713
Research and development	52,553	51,649
Sales and marketing	111,114	108,987
General and administrative	52,755	44,951
Acquisition and integration costs	11,667	14,197
Total operating expenses	228,089	219,784
Operating income	92,716	95,929
Other expense, net
Interest and other expense, net	(14,790)	(24,283)
Loss on extinguishment of debt	(748)	(8,262)
Total other expense, net	(15,538)	(32,545)
Income before income taxes	77,178	63,384
Provision (benefit) for income taxes	4,257	(10,799)
Net income	$72,921	$74,183

Basic earnings per share	$1.78	$1.95
Diluted earnings per share	$1.73	$1.86
Shares used in basic per share calculation	40,860	37,995
Shares used in diluted per share calculation	43,111	42,554

Gross profit as a % of total revenues	60%	60%
Research and development as a % of total revenues	10%	10%
Sales and marketing as a % of total revenues	21%	21%
General and administrative as a % of total revenues	10%	9%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$191,736	$183,160
Cardiac Immunoassay	266,505	266,524
Specialized Diagnostic Solutions	54,933	53,243
Molecular Diagnostic Solutions	21,716	19,358
Total revenues	$534,890	$522,285

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended December 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2019	2018	2019	2018	2019	2018 (a)	2019	2018 (a)
GAAP Financial Results	$94,840	$82,132	$35,063	$27,538	$30,626	$32,479
Interest expense on Convertible Senior Notes, net of tax					179	775
Net income used for diluted earnings per share, if-converted method					30,805	33,254	$0.71	$0.78

Adjustments:
Non-cash stock compensation expense	355	12	3,168	2,519	3,168	2,519
Amortization of intangibles	1,970	1,973	7,043	7,006	7,043	7,006
Amortization of debt issuance costs on credit facility					100	101
Non-cash interest expense for deferred consideration					1,872	2,314
Change in fair value of acquisition contingencies			841	369	841	369
Acquisition and integration costs			2,551	3,274	2,551	3,274
Foreign exchange loss (a)					59	364
Income tax impact of adjustments (b)					(2,970)	(3,030)
Income tax impact of valuation allowance for deferred tax assets					—	(11,588)
Adjusted	$97,165	$84,117	$48,666	$40,706	$43,469	$34,583	$1.00	$0.81

(a) Adjusted net income and adjusted diluted EPS for the three months ended December 31, 2018 reflect an adjustment for foreign exchange loss to conform to current period presentation.
(b) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2019 and 2018.

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2019	2018	2019	2018	2019	2018 (a)	2019	2018 (a)
GAAP Financial Results	$320,805	$315,713	$92,716	$95,929	$72,921	$74,183
Interest expense on Convertible Senior Notes, net of tax					1,848	4,927
Net income used for diluted earnings per share, if-converted method					74,769	79,110	$1.73	$1.86

Adjustments:
Non-cash stock compensation expense	1,162	763	13,252	11,709	13,252	11,709
Amortization of intangibles	7,746	8,712	27,956	28,896	27,956	28,896
Amortization of debt issuance costs on credit facility					403	861
Non-cash interest expense for deferred consideration					8,224	10,000
Amortization of inventory step-up of fair value		3,650		3,650	—	3,650
Loss on extinguishment of Convertible Senior Notes					748	2,304
Loss on extinguishment of Senior Credit Facility					—	5,958
Change in fair value of acquisition contingencies			1,467	1,114	1,467	1,114
Acquisition and integration costs			11,667	14,197	11,667	14,197
Foreign exchange loss (a)					1,794	873
Income tax impact of adjustments (b)					(12,447)	(15,117)
Income tax impact of valuation allowance for deferred tax assets					—	(13,374)
Adjusted	$329,713	$328,838	$147,058	$155,495	$127,833	$130,181	$2.97	$3.06

(a) Adjusted net income and adjusted diluted EPS for the twelve months ended December 31, 2018 reflect an adjustment for foreign exchange loss to conform to current period presentation.
(b) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2019 and 2018.